Exhibit 99.1

Generac Reports Fourth Quarter and Full-Year 2014 Results

Home standby shipments exceed internal expectations and drive sequential quarterly sales improvement in residential products, as increased sales from C&I products further diversifies business

WAUKESHA, WISCONSIN, (February 11, 2015) – Generac Holdings Inc. (NYSE: GNRC) (the “Company”), a leading designer and manufacturer of power generation equipment and other engine powered products, today reported financial results for its fourth quarter and full-year ended December 31, 2014. Additionally, the Company initiated its outlook for 2015.

Fourth quarter 2014 Highlights

●	Net sales increased by 7.4% to $404.0 million as compared to $376.2 million in the prior-year fourth quarter.

-

Commercial & Industrial (C&I) product sales increased 17.1% to $185.0 million as compared to $157.9 million in the fourth quarter of 2013. The increase in sales was primarily driven by strength in oil & gas markets and the contributions from recent acquisitions, partially offset by a decline in shipments to certain telecom customers.

-

Residential product sales declined slightly to $194.9 million from $199.1 million for the fourth quarter of 2013, as the current-year quarter faced a strong prior-year comparison that still benefited from the afterglow period of demand from Superstorm Sandy. Residential product sales for the fourth quarter of 2014 improved 6.1% on a sequential basis from $183.7 million in the third quarter of 2014.

●

Net income during the fourth quarter of 2014 was $49.4 million, or $0.70 per share, as compared to $48.5 million, or $0.69 per share, for the same period of 2013. Adjusted net income, as defined in the accompanying reconciliation schedules, was $68.4 million, or $0.98 per share, as compared to $77.5 million, or $1.11 per share, in the fourth quarter of 2013.

●	Adjusted EBITDA, as defined in the accompanying reconciliation schedules, was $92.2 million as compared to $103.6 million in the fourth quarter last year.

●

Cash flow from operations in the fourth quarter of 2014 was $110.5 million as compared to $104.7 million in the prior year quarter. Free cash flow, as defined in the accompanying reconciliation schedules, was a quarterly record of $98.5 million as compared to $88.2 million in the fourth quarter of 2013.

●

Total liquidity at December 31, 2014 was strong with cash and cash equivalents of $189.8 million and approximately $150 million available on the Company’s ABL revolving credit facility. Total net debt to adjusted EBITDA, as defined in the accompanying reconciliation schedules, at the end of the fourth quarter was 2.7 times.

Full-Year 2014 Highlights

●	Net sales were $1.461 billion during 2014 as compared to $1.486 billion in 2013.

-

Residential product sales were $722.2 million as compared to $843.7 million in the prior year. The prior year benefited from approximately $140 million in incremental shipments as a result of satisfying the extended lead times that resulted from Superstorm Sandy, which did not repeat during 2014. Excluding this benefit in the prior year, residential product sales increased approximately 3%.

-

Commercial & Industrial product sales increased 14.4% to $652.2 million as compared to $569.9 million in 2013. The increase was primarily due to the contributions from recent acquisitions along with strength in oil & gas markets, partially offset by reduced capital spending with certain telecom customers and overall softness within Latin America.

●

Net income during 2014 was $174.6 million, or $2.49 per share, as compared to $174.5 million or $2.51 per share for 2013. Adjusted net income was $234.2 million, or $3.34 per share, as compared to $301.7 million, or $4.33 per share, in 2013.

●	Adjusted EBITDA for 2014 was $337.3 million as compared to $402.6 million last year.

●	Cash flow from operations during 2014 was $253.0 million as compared to $259.9 million in the prior year. Free cash flow was $218.3 million as compared to $229.2 million in 2013.

●

The Company acquired Pramac America, LLC in early September, resulting in the ownership of the Powermate trade name and the right to license the DeWalt brand name for certain residential engine powered tools. In addition, the Company acquired MAC, Inc. and its related entities in early October, a leading manufacturer of premium-grade commercial and industrial mobile heaters within the U.S. and Canada.

●

Uses of cash during 2014 included $34.7 million for capital expenditures, $61.2 million related to acquisitions and $87.0 million for the pre-payment of term loan debt, including a $25.0 million payment made during the fourth quarter.

“Home standby generator sales exceeded our expectations during the fourth quarter, with activation rates proving to be resilient as we leveraged our innovative sales and marketing techniques to help create awareness for the product category in a below-normal power outage environment, ” said Aaron Jagdfeld, President and Chief Executive Officer. “For full-year 2014, organic sales improved over 2013 when excluding the approximately $140 million sales headwind in the prior year from Superstorm Sandy, allowing us to hold a new and higher baseline of demand despite certain of our end markets performing below our expectations during the year. In addition, the revenue base for our C&I products continued to increase in scale during 2014, and now represents nearly half of our total sales. We also once again generated a strong level of free cash flow, generating over $200 million for the third consecutive year. We enter 2015 as a more diversified company, with a strong balance sheet and free cash flow generation capability that provide us the flexibility to drive our Powering Ahead strategic plan forward.”

Additional Fourth Quarter 2014 Highlights

Residential product sales for the fourth quarter of 2014 improved on a sequential basis to $194.9 million from $183.7 million in the third quarter of 2014, primarily driven by a solid increase in home standby generators. Residential product sales declined slightly on a year-over-year basis from $199.1 million for the fourth quarter of 2013, which was a strong prior-year comparison that still benefited from the afterglow period of demand from the one-year anniversary of Superstorm Sandy. Also, the fourth quarter of 2014 continued to experience a power outage severity environment that remained well below normalized levels. These factors resulted in a modest year-over-year decline in both home standby and portable generator sales.

C&I product sales for the fourth quarter of 2014 increased 17.1% to $185.0 million as compared to $157.9 million for the comparable period in 2013. The improvement was driven primarily by strength in oil & gas shipments and contributions from recent acquisitions, which was partially offset by a decline in telecom shipments resulting from reduced capital spending by certain customers.

Gross margin for the fourth quarter of 2014 was 34.3% compared to 38.7% in the prior-year fourth quarter. The decline was driven by the combination of a higher mix of organic C&I product shipments, the impact from recent acquisitions, and a temporary increase in certain costs associated with the slowdown of activity in west coast ports as well as other overhead-related costs.

Operating expenses for the fourth quarter of 2014 increased $4.8 million, or 8.9%, as compared to the fourth quarter of 2013. The increase was driven by the addition of recurring operating expenses associated with recent acquisitions, a more favorable adjustment to warranty reserves in the fourth quarter of 2013 as compared to the current year, and increased marketing and advertising expenses.

2015 Outlook

The Company is initiating guidance for 2015 with net sales expected to increase in the low-to-mid-single digit range as compared to the prior year. This top-line guidance assumes no material changes in the current macroeconomic environment and no major power outage events during 2015, but does assume a more normalized baseline level of power outage severity during the year. Adjusted EBITDA margins are expected to be approximately 23.5% to 24.0%, an improvement compared to 23.1% for 2014. Free cash flow generation is expected to remain strong in 2015 and grow from prior-year levels due to an attractive margin profile, low-cost of debt, favorable tax attributes and capital-efficient operating model.

“We remain excited about the numerous secular growth opportunities for our products, including the substantial penetration opportunity that exists for residential and light commercial standby generators,” continued Mr. Jagdfeld. “While the near-term outlook in certain end-market verticals such as telecommunications and oil & gas point to softer demand, we are optimistic about the long-term need for our products used in these applications, as well as the opportunity to increase our share of the C&I market through our recently expanded product offering. In addition, we believe the overall secular shifts in the market toward natural gas generators and the rental of mobile power equipment remain in place. With our strong liquidity, we are confident in our ability to continue to invest in the future growth of the business, both organically and through acquisitions, while also further executing our diversification and international expansion strategies.”

Conference Call and Webcaset

Generac management will hold a conference call at 9:00 a.m. EST on Wednesday, February 11, 2015 to discuss highlights of the fourth quarter operating results. The conference call can be accessed by dialing (866) 515-2909 (domestic) or +1 (617) 399-5123 (international) and entering passcode 90373911.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 42323330. The telephonic replay will be available for 30 days.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of power generation equipment and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial, oil & gas, and construction markets, Generac's power products are available globally through a broad network of independent dealers, distributors, retailers, wholesalers and equipment rental companies, as well as sold direct to certain end user customers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	demand for Generac products;
●	frequency and duration of power outages;

●	availability, cost and quality of raw materials and key components used in producing Generac products;
●	the impact on our results of possible fluctuations in interest rates and foreign currency exchange rates;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	difficulties Generac may encounter as its business expands globally;
●	competitive factors in the industry in which Generac operates;
●	Generac's dependence on its distribution network;
●	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of key management and employees;
●	increase in product and other liability claims; and
●	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of our 2013 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's Amended and Restated Credit Agreement, dated as of May 31, 2013, which is substantially the same definition that was contained in the Company’s previous credit agreements. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, and certain other non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Vice President – Finance and Investor Relations
(262) 544-4811 x2675

Michael.Harris@Generac.com

Generac Holdings Inc.

Consolidated Statements of Comprehensive Income

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$403,997	$376,236	$1,460,919	$1,485,765
Costs of goods sold	265,587	230,554	944,700	916,205
Gross profit	138,410	145,682	516,219	569,560

Operating expenses:
Selling and service	30,363	24,467	120,408	107,515
Research and development	7,914	8,379	31,494	29,271
General and administrative	15,715	15,332	54,795	55,490
Amortization of intangibles	5,303	6,286	21,024	25,819
Gain on remeasurement of contingent consideration	–	–	(4,877)	–
Total operating expenses	59,295	54,464	222,844	218,095
Income from operations	79,115	91,218	293,375	351,465

Other (expense) income:
Interest expense	(11,804)	(12,003)	(47,215)	(54,435)
Loss on extinguishment of debt	(248)	–	(2,084)	(15,336)
Investment income	11	26	130	91
Gain on change in contractual interest rate	–	–	16,014	–
Costs related to acquisition	–	(27)	(396)	(1,086)
Other, net	(220)	(756)	(1,462)	(1,983)
Total other expense, net	(12,261)	(12,760)	(35,013)	(72,749)

Income before provision for income taxes	66,854	78,458	258,362	278,716
Provision for income taxes	17,464	29,940	83,749	104,177
Net income	$49,390	$48,518	$174,613	$174,539

Net income per common share - basic:	$0.72	$0.71	$2.55	$2.56
Weighted average common shares outstanding - basic:	68,598,310	68,203,811	68,538,248	68,081,632

Net income per common share - diluted:	$0.70	$0.69	$2.49	$2.51
Weighted average common shares outstanding - diluted:	70,170,300	69,918,699	70,171,044	69,667,529

Dividends declared per share	$ –	$ –	$-	$5.00

Other comprehensive income (loss):
Amortization of unrealized loss on interest rate swaps	$ –	$ –	$ –	$2,381
Foreign currency translation adjustment	(1,052)	352	(3,082)	1,238
Net unrealized gain (loss) on derivatives	(701)	774	(1,420)	774
Pension liability adjustment	(8,850)	7,688	(8,850)	7,688
Other comprehensive income (loss)	(10,603)	8,814	(13,352)	12,081
Comprehensive income	$38,787	$57,332	$161,261	$186,620

Generac Holdings Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$189,761	$150,147
Restricted cash	–	6,645
Accounts receivable, less allowance for doubtful accounts of $2,275 at December 31, 2014 and $2,658 at December 31, 2013	189,107	164,907
Inventories	319,385	300,253
Deferred income taxes	22,841	26,869
Prepaid expenses and other assets	9,384	5,358
Total current assets	730,478	654,179

Property and equipment, net	168,821	146,390

Customer lists, net	41,002	42,764
Patents, net	56,894	62,418
Other intangible assets, net	4,298	4,447
Deferred financing costs, net	16,243	20,051
Trade names, net	182,684	173,196
Goodwill	635,565	608,287
Deferred income taxes	56,310	85,104
Other assets	48	1,369
Total assets	$1,892,343	$1,798,205

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$5,359	$9,575
Accounts payable	132,248	109,238
Accrued wages and employee benefits	17,544	26,564
Other accrued liabilities	84,814	92,997
Current portion of long-term borrowings and capital lease obligations	557	12,471
Total current liabilities	240,522	250,845

Long-term borrowings and capital lease obligations	1,082,101	1,175,349
Other long-term liabilities	79,921	54,940
Total liabilities	1,402,544	1,481,134

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 69,122,271 and 68,767,367 shares issued at December 31, 2014 and 2013, respectively	691	688
Additional paid-in capital	434,906	421,672
Treasury stock, at cost, 198,312 and 163,458 shares at December 31, 2014 and 2013, respectively	(8,341)	(6,571)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	280,426	105,813
Accumulated other comprehensive loss	(15,767)	(2,415)
Total stockholders’ equity	489,799	317,071

Total liabilities and stockholders’ equity	$1,892,343	$1,798,205

Generac Holdings Inc.

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Year Ended December 31,
	2014	2013
	(Unaudited)	(Audited)
Operating activities
Net income	$174,613	$174,539
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	13,706	10,955
Amortization of intangible assets	21,024	25,819
Amortization of original issue discount	3,599	2,074
Amortization of deferred financing costs	3,016	2,698
Amortization of unrealized loss on interest rate swaps	–	2,381
Loss on extinguishment of debt	2,084	15,336
Gain on change in contractual interest rate	(16,014)	–
Gain on remeasurement of contingent consideration	(4,877)	–
Provision for losses on accounts receivable	672	1,037
Deferred income taxes	37,878	82,675
Loss on disposal of property and equipment	576	370
Share-based compensation expense	12,612	12,368
Net changes in operating assets and liabilities:
Accounts receivable	(2,988)	(5,257)
Inventories	3,508	(52,488)
Other assets	(5,960)	(10,902)
Accounts payable	15,269	(5,847)
Accrued wages and employee benefits	(9,405)	6,248
Other accrued liabilities	14,645	9,491
Excess tax benefits from equity awards	(10,972)	(11,553)
Net cash provided by operating activities	252,986	259,944

Investing activities
Proceeds from sale of property and equipment	394	80
Expenditures for property and equipment	(34,689)	(30,770)
Proceeds from sale of business, net	–	2,254
Acquisition of business, net of cash acquired	(61,196)	(116,113)
Net cash used in investing activities	(95,491)	(144,549)

Financing activities
Proceeds from short-term borrowings	6,550	16,007
Proceeds from long-term borrowings	–	1,200,000
Repayments of short-term borrowings	(26,444)	(18,982)
Repayments of long-term borrowings and capital lease obligations	(94,035)	(901,184)
Payment of debt issuance costs	(4)	(22,376)
Cash dividends paid	(902)	(343,429)
Taxes paid related to the net share settlement of equity awards	(12,181)	(15,020)
Excess tax benefits from equity awards	10,972	11,553
Proceeds from exercise of stock options	21	32
Net cash used in financing activities	(116,023)	(73,399)

Effect of exchange rate changes on cash and cash equivalents	(1,858)	128

Net increase in cash and cash equivalents	39,614	42,124
Cash and cash equivalents at beginning of period	150,147	108,023
Cash and cash equivalents at end of period	$189,761	$150,147

Supplemental disclosure of cash flow information
Cash paid during the period
Interest	$42,592	$55,828
Income taxes	34,283	25,821

Generac Holdings, Inc.

Reconciliation Schedules

(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$49,390	$48,518	$174,613	$174,539
Interest expense	11,804	12,003	47,215	54,435
Depreciation and amortization	8,985	9,272	34,730	36,774
Income taxes provision	17,464	29,940	83,749	104,177
Non-cash write-down and other charges (1)	800	43	(3,853)	78
Non-cash share-based compensation expense (2)	3,209	2,897	12,612	12,368
Loss on extinguishment of debt (3)	248	–	2,084	15,336
Gain on change in contractual interest rate (4)	–	–	(16,014)	-
Transaction costs and credit facility fees (5)	261	835	1,851	3,863
Other	32	139	296	1,043
Adjusted EBITDA	$92,193	$103,647	$337,283	$402,613

(1) Includes losses (gains) on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. Additionally, the year ended December 31, 2014 includes adjustments to certain earn-out obligations in connection with acquisitions ($4.9 million). A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) For the year ended December 31, 2013, relates to the May 2013 credit agreement refinancing and other debt prepayments, resulting in a loss on extinguishment of debt. For the three months and year ended December 31, 2014, relates to the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayments.

(4) Non-cash gain relating to a 25 basis point reduction in borrowing costs, effective second quarter 2014, as a result of the credit agreement leverage ratio falling below 3.0 times.

(5) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$49,390	$48,518	$174,613	$174,539
Provision for income taxes	17,464	29,940	83,749	104,177
Income before provision for income taxes	66,854	78,458	258,362	278,716
Amortization of intangible assets	5,303	6,286	21,024	25,819
Amortization of deferred finance costs and original issue discount	1,770	1,225	6,615	4,772
Loss on extinguishment of debt (6)	248	–	2,084	15,336
Gain on change in contractual interest rate (7)	–	–	(16,014)	-
Transaction costs and other purchase accounting adjustments (8)	511	688	(3,623)	2,842
Adjusted net income before provision for income taxes	74,686	86,657	268,448	327,485
Cash income tax expense (9)	(6,253)	(9,141)	(34,283)	(25,821)
Adjusted net income	$68,433	$77,516	$234,165	$301,664

Adjusted net income per common share - diluted:	$0.98	$1.11	$3.34	$4.33

Weighted average common shares outstanding - diluted:	70,170,300	69,918,699	70,171,044	69,667,529

(6) For the year ended December 31, 2013, relates to the May 2013 credit agreement refinancing and other debt prepayments, resulting in a loss on extinguishment of debt. For the three months and year ended December 31, 2014, relates to the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayments.

(7) Non-cash gain relating to a 25 basis point reduction in borrowing costs, effective second quarter 2014, as a result of the credit agreement leverage ratio falling below 3.0 times.

(8) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing. The year ended December 31, 2014 also includes certain purchase accounting adjustments and adjustments to certain earn-out obligations in connection with acquisitions ($4.9 million).

(9) Amounts for the twelve months ended December 31, 2014 and 2013 are based on actual cash income taxes paid during the full year ended 2014 and 2013, respectively, which equates to a cash income tax rate of 13.3% and 9.3%, respectively, for each year.

Free Cash Flow Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$110,475	$104,731	$252,986	$259,944
Expenditures for property and equipment	(11,967)	(16,513)	(34,689)	(30,770)
Free Cash Flow	$98,508	$88,218	$218,297	$229,174

Net Debt to Adjusted EBITDA Ratio

	Year Ended December 31,
	2014	2013
	(Unaudited)	(Unaudited)

Short-term borrowings	$5,359	$9,575
Current portion of long-term borrowings and capital lease obligations	557	12,471
Long-term borrowings and capital lease obligations	1,082,101	1,175,349
Less: Cash	(189,761)	(150,147)
Net debt	898,256	1,047,248
Adjusted EBITDA	337,283	402,613
Net debt to adjusted EBITDA ratio	2.7	2.6